UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 2)*

                           NEOMEDIA TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  640505 10 3
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                December 31, 1998
      --------------------------------------------------------------------
             Date of Event Which Requires Filing of this Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     |X|  Rule 13d-1(b)
     | |  Rule 13d-1(c)
     | |  Rule 13d-1(d)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 4 Pages

CUSIP No. 640505103                   13G

(1)      NAMES OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Charles W. Fritz


(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (SEE INSTRUCTIONS)                                 (a)  [ ]
                                                            (b)  [ ]
         Not Applicable


(3)      SEC USE ONLY


(4)      CITIZENSHIP OR PLACE OF ORGANIZATION

         United States


         NUMBER OF          (5)  SOLE VOTING POWER
         SHARES BENE-
         FICIALLY                2,392,169
         OWNED BY
         EACH REPORT-       (6)  SHARED VOTING POWER
         ING PERSON
         WITH                    Not applicable

                            (7)  SOLE DISPOSITIVE POWER

                                 2,392,169

                            (8)  SHARED DISPOSITIVE POWER

                                 Not applicable


(9)        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON

           2,392,169


(10)       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           Not Applicable


(11)       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           24.18%


(12)       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)*

           IN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 4 Pages

                                  SCHEDULE 13G

                                CHARLES W. FRITZ

ITEM 1.

         (a)      NeoMedia Technologies, Inc.

         (b)      2201 Second Street, Suite 600
                  Fort Myers, FL 33901

ITEM 2.

         (a)      Charles W. Fritz

         (b)      2201 Second Street, Suite 600
                  Fort Myers, FL 33901

         (c)      U.S.A.

         (d)      Common Stock

         (e)      640505 10 3

ITEM 3.

         Not applicable.

ITEM 4.           OWNERSHIP.

         (a) 1,578,169 Shares directly owned, and 814,000 options to purchase common shares directly owned.

         (b)      24.18%

         (c)      (i)      2,392,169

                  (ii)     Not applicable.

                  (iii)    2,392,169

                  (iv)     Not applicable.



ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable.



                                Page 3 of 4 Pages

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

         Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.



ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.



ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.


ITEM 10.          CERTIFICATION.

         Not applicable.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and behalf, I certify that the information set forth in this statement is true, complete and correct.

                                                      2/18/99
                                      ----------------------------------------
                                      Date

                                      /s/ CHARLES W. FRITZ
                                      ----------------------------------------
                                      Signature

                                      CHARLES W. FRITZ
                                      PRESIDENT
                                      ----------------------------------------
                                      Name/Title





                                Page 4 of 4 Pages